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Exhibit 99.1

Contacts:	Bill Hibbetts, Senior VP & CFO Pioneer Drilling Company 210-828-7689 Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

PIONEER DRILLING REPORTS
FISCAL THIRD QUARTER RESULTS
Third quarter revenues were up 76%
Third quarter net income was $0.11 per diluted share

FEBRUARY 7, 2005—SAN ANTONIO, TEXAS—Pioneer Drilling Company (AMEX: PDC) today reported results for the third quarter and nine months ended December 31, 2004.

        Revenues for the third quarter of the fiscal year ending March 31, 2005 grew to $46.4 million, compared to revenues of $26.4 million in the third quarter of fiscal 2004. This 76% increase in revenues was due to an improvement in rig revenue rates, a 43% increase in the average number of rigs in Pioneer's fleet and a 10% increase in Pioneer's rig utilization rate. Net earnings in the third quarter of 2005 were $4.2 million, or $0.11 per diluted share, versus a net loss of $522,000, or $0.02 loss per share, during the third quarter of fiscal 2004.

        Revenue days during the third quarter of fiscal 2005 grew 57% to 3,524, compared to 2,246 revenue days for the third quarter of fiscal 2004. Revenue days by type of contract in the third quarter of 2005 were 2,421 days for daywork contracts, 1,024 for turnkey contracts and 79 for footage contracts. Pioneer's rig utilization rate for the third quarter increased to 98%, up from 88% in the corresponding period last year.

        Wm. Stacy Locke, Pioneer's President and Chief Executive Officer, stated, "We are pleased to have produced such solid third-quarter results and look forward to continued strong performance over the next several quarters. Average dayrates for daywork contracts increased approximately $1,150 per day, or 13%, to approximately $10,250, up from average dayrates of approximately $9,100 for the quarter ending September 30, 2004. We anticipate that average dayrates will continue to increase in our fiscal fourth quarter ending March 31, 2005. Turnkey contracts comprised 29% of our revenue days in our fiscal third quarter, down from 43% from the quarter ended September 30, 2004."

        Revenues for the first nine months of fiscal year 2005 were $129.9 million, compared to revenues of $74.5 million for the first nine months of fiscal year 2004. Net earnings during the first nine months of 2005 were $5.3 million, or $0.16 per diluted share, compared to a net loss of $2.2 million, or $0.10 loss per share, during the first nine months of fiscal 2004.

        Revenue days were 9,687 days during the first nine months of fiscal 2005, compared to 6,268 days for the comparable period of fiscal 2004. Pioneer's rig utilization rate for the first nine months of fiscal 2005 was 96%, up from 87% in last year's nine-month period.

        Pioneer's management team will be holding a conference call on Tuesday, February 8, 2005, at 11:00 a.m., eastern time (10:00 a.m., central), to discuss these results. To participate in the call, dial (303) 262-0068 at least ten minutes before the conference call begins and ask for the Pioneer Drilling conference call. A replay of the call will be available approximately two hours after the call ends and will be accessible until February 15, 2005. To access the replay, dial (303) 590-3000 and enter the pass code 11023541#.

        Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing Pioneer Drilling's Website at http://www.pioneerdrlg.com. To listen to the live call on the Internet, please visit Pioneer Drilling's Website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Webcast, an archive will be available shortly after the call. For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or email kcroan@drg-e.com.

        Pioneer Drilling Company provides land contract drilling services to independent and major oil and gas operators drilling wells in North, East and South Texas, Western Oklahoma and in the Rocky Mountain region. Pioneer's fleet consists of 49 land drilling rigs that drill in depth ranges between 6,000 and 18,000 feet.

This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the anticipated continuing increases in average dayrates and the gradual decline in turnkey contract revenue days as dayrates improve. Although the management of Pioneer Drilling believes that the expectations reflected in such forward-looking statements are reasonable, Pioneer Drilling can give no assurance that those expectations will prove to have been correct. Such statements are subject to various risks, uncertainties and assumptions, including, among other matters, risks and uncertainties relating to turnkey drilling contracts in progress. Should one or more of those risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in Pioneer's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the fiscal year ended March 31, 2004.

—Tables to Follow—

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	12/31/04	12/31/03	9/30/04	12/31/04	12/31/03
Contract drilling revenues	$46,388	$26,414	$42,783	$129,889	$74,509

Costs and Expenses:
Contract drilling	32,357	21,600	34,591	100,802	61,757
Depreciation	5,770	4,119	5,306	16,124	11,671
General and administrative	1,215	687	926	2,911	2,027
Bad debt expense	342	—	—	342	—

Total operating costs	39,684	26,406	40,823	120,179	75,455

Operating income (loss)	6,704	8	1,960	9,710	(946)

Other income (expense):
Interest expense	(159)	(683)	(398)	(1,275)	(2,117)
Loss on early extinguishment of debt	—	—	(101)	(101)	—
Interest income	55	10	40	119	87
Other	7	25	12	22	65

Total other	(97)	(648)	(447)	(1,235)	(1,965)

Income (loss) before taxes	6,607	(640)	1,513	8,475	(2,911)
Income tax benefit (expense)	(2,428)	118	(590)	(3,157)	712

Net earnings (loss)	$4,179	$(522)	$923	$5,318	$(2,199)

Earnings (loss) per share:
Basic	$0.11	$(0.02)	$0.03	$0.16	$(0.10)

Diluted	$0.11	$(0.02)	$0.03	$0.16	$(0.10)

Weighted average number of shares outstanding:
Basic	38,428	22,203	33,211	33,001	21,984

Diluted	39,535	22,203	34,271	37,167	21,984

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Operating Statistics
(in thousands, except averages per day)
(Unaudited)

	Three Months Ended			Nine Months Ended
	12/31/04	12/31/03	9/30/04	12/31/04	12/31/03
Average number of rigs	39.7	27.7	36.0	37.1	26.2
Utilization rate	98%	88%	96%	96%	87%
Revenue days by contract:
Daywork contracts	2,421	1,524	1,674	5,680	4,072
Turnkey contracts	1,024	594	1,347	3,667	1,913
Footage contracts	79	128	145	340	283

Total	3,524	2,246	3,166	9,687	6,268

Revenues by contract:
Daywork contracts	$26,824	$14,524	$17,277	$59,277	$36,152
Turnkey contracts	18,544	10,624	23,821	66,235	35,185
Footage contracts	1,020	1,266	1,685	4,377	3,171

Total	$46,388	$26,414	$42,783	$129,889	$74,508

Drilling costs by contract:
Daywork contracts	$18,146	$11,912	$13,743	$44,401	$30,761
Turnkey contracts	13,582	8,575	19,476	53,153	28,444
Footage contracts	628	1,112	1,372	3,248	2,552

Total	$32,356	$21,599	$34,591	$100,802	$61,757

Average revenues per day:
Daywork contracts	$11,080	$9,530	$10,321	$10,436	$8,878
Turnkey contracts	18,109	17,886	17,684	18,062	18,393
Footage contracts	12,911	9,891	11,621	12,874	11,205

Total	$13,163	$11,760	$13,513	$13,409	$11,887

Average costs per day:
Daywork contracts	$7,495	$7,816	$8,210	$7,817	$7,554

Turnkey contracts	13,264	14,436	14,459	14,495	14,869

Footage contracts	7,949	8,688	9,462	9,553	9,018

Total	$9,182	$9,617	$10,926	$10,406	$9,853

Capital expenditures:
Rig additions	$39,027	$5,874	$1,628	$43,270	$19,170
Other	5,972	1,640	7,296	19,069	5,889

	$44,999	$7,514	$8,924	$62,339	$25,059

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	12/31/2004	3/31/2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,713	$6,366
Receivables, net	19,924	10,902
Contract drilling in progress	7,351	9,131
Current deferred income taxes	426	285
Prepaid expenses	2,061	1,336

Total current assets	36,475	28,020
Net property and equipment	160,262	115,342
Other assets	1,337	369

Total assets	$198,074	$143,731

Liabilities and Equity
Current liabilities:
Notes payable	$1,086	$558
Current long-term debt	5,951	3,865
Accounts payable	11,207	13,271
Federal income taxes payable	70	—
Accrued expenses	6,318	4,298

Total current liabilities	24,632	21,992
Long-term debt	29,380	44,892
Other non-current liability	400	—
Deferred taxes	9,116	6,011

Total liabilities	63,528	72,895
Total shareholders' equity	134,546	70,836

	$198,074	$143,731

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PIONEER DRILLING REPORTS FISCAL THIRD QUARTER RESULTS Third quarter revenues were up 76% Third quarter net income was $0.11 per diluted share
PIONEER DRILLING COMPANY AND SUBSIDIARIES Condensed Consolidated Statements of Operations (in thousands, except per share data) (Unaudited)
PIONEER DRILLING COMPANY AND SUBSIDIARIES Operating Statistics (in thousands, except averages per day) (Unaudited)
PIONEER DRILLING COMPANY AND SUBSIDIARIES Condensed Consolidated Balance Sheets (in thousands)